UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2025

Paramount Skydance Corporation

(Exact name of registrant as specified in its charter)

Delaware	333-282985	99-3917985
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1515 Broadway
New York, New York		10036
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 258-6000

New Pluto Global, Inc.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class B Common Stock, $0.001 par value	PSKY	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

On August 7, 2025, Paramount Skydance Corporation, a Delaware corporation (formerly known as New Pluto Global, Inc.) (“Paramount Skydance Corporation”), completed the previously announced business combination contemplated by the Transaction Agreement, dated as of July 7, 2024 (the “Transaction Agreement”), by and among Paramount Skydance Corporation, Paramount Global, a Delaware corporation (“Paramount”), Skydance Media, LLC, a California limited liability company (“Skydance”), Pluto Merger Sub, Inc., a Delaware corporation (“Paramount Merger Sub”), Pluto Merger Sub II, Inc., a Delaware corporation (“Paramount Merger Sub II”), Sparrow Merger Sub, LLC, a California limited liability company (“Skydance Merger Sub”), and the Upstream Blocker Holders (as defined in the Transaction Agreement) (solely with respect to certain sections of the Transaction Agreement as specified therein).

Pursuant to the Transaction Agreement, on August 6, 2025, Paramount Merger Sub merged with and into Paramount (the “Pre-Closing Paramount Merger”), with Paramount surviving the Pre-Closing Paramount Merger and becoming a wholly owned, direct subsidiary of Paramount Skydance Corporation. On August 7, 2025 (the “Closing Date”), pursuant to the Transaction Agreement, (i) Paramount Merger Sub II merged with and into Paramount Skydance Corporation (the “New Paramount Merger”), with Paramount Skydance Corporation surviving the New Paramount Merger, (ii) immediately following the New Paramount Merger, each Upstream Blocker Holder transferred 100% of the issued and outstanding equity interests in certain blocker entities to Paramount Skydance Corporation in exchange for shares of Class B common stock, par value $0.001 per share, of Paramount Skydance Corporation (“Class B Common Stock”) (the “Blocker Contribution and Exchange”), and (iii) immediately following the Blocker Contribution and Exchange, Skydance Merger Sub merged with and into Skydance (such merger, the “Skydance Merger” and, together with the other transactions contemplated by the Transaction Agreement, including the Pre-Closing Paramount Merger, the New Paramount Merger and the Blocker Contribution and Exchange, the “Transactions” and the consummation of the Transactions, the “Closing”), with Skydance surviving the Skydance Merger (the “Surviving Skydance Entity”) and becoming a wholly owned subsidiary of Paramount Skydance Corporation.

On August 7, 2025, immediately prior to the consummation of the New Paramount Merger but substantially concurrently with the consummation of the PIPE Transaction (as defined below), Pinnacle Media Ventures, LLC, Pinnacle Media Ventures II, LLC and Pinnacle Media Ventures III, LLC, each a Delaware limited liability company controlled by the Ellison family (collectively, “Pinnacle”), and RB Tentpole Holdings LP, a Delaware limited partnership (“RedBird” and together with Pinnacle, the “NAI Equity Investors”), purchased all of the outstanding equity interests of National Amusements, Inc., a Maryland corporation (“NAI”), from Sumner M. Redstone National Amusements Part B General Trust (also known as NA Part B General Trust), an irrevocable non-grantor trust established under a Declaration of Trust dated June 28, 2002, as amended, Shari Ellin Redstone Trust, a revocable trust established under a Declaration of Trust dated October 18, 1999, and Shari E. Redstone Qualified Annuity Interest Trust XIX, an irrevocable trust established under a Trust Agreement dated July 31, 2023 (collectively, the “NAI Shareholders”), pursuant to that certain purchase and sale agreement, dated as of July 7, 2024, by and among the NAI Equity Investors, NAI, the NAI Shareholders, Hikouki, LLC, a Delaware limited liability company (in its capacity as the buyers’ agent thereunder), and Neptune Agent, LLC, a Delaware limited liability company (solely in its capacity as sellers’ agent thereunder) (the “NAI Transaction”).

On August 7, 2025, immediately prior to the consummation of the New Paramount Merger but substantially concurrently with the Closing, the NAI Equity Investors and an affiliate of an investor in Skydance (the “PIPE Equity Investors”) completed the previously announced private placement investment in Paramount Skydance Corporation (the “PIPE Transaction”) contemplated by those certain subscription agreements, dated as of July 7, 2024 (the “Subscription Agreements”), by and among Paramount, Paramount Skydance Corporation and each of the PIPE Equity Investors. Pursuant to the Subscription Agreements, the PIPE Equity Investors purchased, for aggregate consideration of $6.0 billion (less an aggregate subscription discount of approximately $29.0 million) the following: (i) 400 million shares of Class B Common Stock (the “PIPE Shares”), at a purchase price of $15.00 per share (less the aggregate subscription discount of $29.0 million) and (ii) in the case of the PIPE Equity Investors that are also NAI Equity Investors, an aggregate of 200 million warrants, each to subscribe for one share of Class B Common Stock per warrant at an initial exercise price of $30.50 per share (each, a “Warrant” and, collectively, the “Warrants”), with such underlying stock and exercise price subject to customary anti-dilution adjustments, and with an expiration date that is five years from the date of issuance of such warrants, in each case, pursuant to the terms of the Subscription Agreements.

This Current Report on Form 8-K establishes Paramount Skydance Corporation as the successor issuer to Paramount pursuant to Rule 12g-3(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Pursuant to Rule 12g-3(a) under the Exchange Act, shares of Class B Common Stock are deemed to be registered under Section 12(b) of the Exchange Act, and Paramount Skydance Corporation is subject to the informational requirements of the Exchange Act, and the rules and regulations promulgated thereunder. Paramount Skydance Corporation hereby reports this succession in accordance with Rule 12g-3(f) under the Exchange Act. Following the Closing, each share of Paramount Class A Common Stock and Paramount Class B Common Stock (each as defined below) has been converted into cash or Class B Common Stock, other than the shares of Paramount Class A Common Stock held by NAI and its subsidiaries, which have been converted into shares of Class A common stock, par value $0.001 per share, of Paramount Skydance Corporation (“Class A Common Stock” and together with the Class B Common Stock, the “Common Stock”). As a result of the Transactions, (i) NAI and its subsidiaries directly hold 100% of the shares of Class A Common Stock (which will not be listed for trading on any stock exchange) and (ii) shares of Class B Common Stock will trade on the Nasdaq Stock Market LLC (“Nasdaq”) under the ticker symbol “PSKY”.

Item 1.01.	Entry into a Material Definitive Agreement.

Warrant Agreement

At the Closing, Paramount Skydance Corporation and the NAI Equity Investors entered into a warrant agreement (the “Warrant Agreement”) providing for the issuance of Warrants and governing the terms thereof. Each Warrant will initially be exercisable for one share of Class B Common Stock per Warrant at an initial exercise price of $30.50 per share. The exercise price of the Warrants, and the number of shares of Class B Common Stock issuable upon exercise thereof, will be subject to customary anti-dilution adjustments under certain circumstances as further described in the Warrant Agreement. The Warrants may be exercised by a holder thereof by paying the exercise price in cash or exercised on a cashless basis. No fractional shares will be issued upon exercise of a warrant. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, Paramount Skydance Corporation will, upon exercise, pay cash in lieu of any such fractional share. The Warrant holders will not have the rights or privileges of holders of Class B Common Stock until they exercise their Warrants and receive shares of Class B Common Stock.

The foregoing summary of the Warrant Agreement is not intended to be complete and is qualified in its entirety by reference to the Warrant Agreement, a copy of which is filed as Exhibit 3.3 to this Current Report on Form 8-K and is incorporated herein by reference.

Registration Rights Agreement

At the Closing, Paramount Skydance Corporation, NAI, the PIPE Equity Investors and certain of their affiliates and permitted assignees entered into a registration rights agreement (the “Registration Rights Agreement”) which provides for certain registration rights with respect to any shares of Class B Common Stock (including shares of Class B Common Stock issuable upon conversion of Class A Common Stock or issuable upon the exercise of Warrants) held by or issuable to such holder from time to time. Any such securities will cease to be registrable securities pursuant to the Registration Rights Agreement with respect to any holder when such holder (i) is able to dispose of all of its registrable securities pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), without volume limitation or other restrictions on transfer thereunder and without the requirement for Paramount Skydance Corporation to be in compliance with Rule 144(c)(1) under the Securities Act and (ii) holds, together with its affiliates, less than 1% of the Common Stock then outstanding.

Pursuant to the Registration Rights Agreement, NAI, the NAI Equity Investors and permitted assignees each have customary demand rights that require Paramount Skydance Corporation to file registration statements registering their respective registrable securities, subject to certain limitations described in the Registration Rights Agreement. Paramount Skydance Corporation agreed to bear all registration expenses, other than customary underwriting commissions or fees, regardless of whether a registration statement is filed or becomes effective.

The Registration Rights Agreement requires that Paramount Skydance Corporation use reasonable best efforts to file and thereafter to keep effective a registration statement under the Securities Act providing for the resale of all or part of the registrable securities held by the parties thereto. The Registration Rights Agreement also includes customary piggyback rights, subject to certain priority provisions. The Registration Rights Agreement also contains customary indemnity, exculpation and contribution obligations by Paramount Skydance Corporation and the other parties to the Registration Rights Agreement.

The foregoing summary of the Registration Rights Agreement is not intended to be complete and is qualified in its entirety by reference to the Registration Rights Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Paramount Supplemental Indentures

On the Closing Date and in connection with the Transactions, Paramount and The Bank of New York Mellon and Deutsche Bank Trust Company Americas, each as trustees under the respective series, entered into supplemental indentures (collectively, the “Supplemental Indentures”) with respect to each of Paramount’s: (i) 7.875% Senior Debentures due 2030; (ii) 4.00% Senior Notes due 2026; (iii) 2.90% Senior Notes due 2027; (iv) 3.375% Senior Notes due 2028; (v) 4.200% Senior Notes due 2029; (vi) 5.90% Senior Notes due 2040; (vii) 4.85% Senior Notes due 2042; (viii) 4.900% Senior Notes due 2044; (ix) 4.60% Senior Notes due 2045; (x) 5.50% Senior Debentures due 2033; (xi) 6.875% Senior Debentures due 2036; (xii) 6.75% Senior Debentures due 2037; (xiii) 4.500% Senior Debentures due 2042; (xiv) 4.375% Senior Debentures due 2043; (xv) 4.875% Senior Debentures due 2043; (xvi) 5.850% Senior Debentures due 2043; (xvii) 5.250% Senior Debentures due 2044; (xviii) 4.850% Senior Debentures due 2034; (xix) 3.450% Senior Notes due 2026; (xx) 6.250% Junior Subordinated Debentures due 2057; (xxi) 3.700% Senior Notes due 2028; (xxii) 4.950% Senior Notes due 2031; (xxiii) 4.200% Senior Notes due 2032; (xxiv) 4.950% Senior Notes due 2050; and (xxv) 6.375% Junior Subordinated Debentures due 2062 (each, a “Series” and collectively the “Indenture Debt”) issued pursuant to, as applicable, (1) the indenture, dated as of May 15, 1995, by and among Paramount (formerly known as CBS Corporation, formerly known as Viacom Inc.), as issuer, the guarantor party thereto, and Deutsche Bank Trust Company Americas (successor trustee to Citibank, N.A., successor to State Street Bank and Trust Company, successor to The First National Bank of Boston), as trustee (as previously supplemented, amended or otherwise modified, the “1995 Indenture”), (2) the indenture, dated as of June 22, 2001, by and among Paramount (formerly known as CBS Corporation, formerly known as Viacom Inc.), as issuer, the guarantor party thereto, and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee, as amended and restated by the Amended and Restated Indenture, dated as of November 3, 2008, by and among Paramount (formerly known as CBS Corporation) as issuer, the guarantor party thereto, and the Bank of New York Mellon, as original trustee, and supplemented by the First Supplemental Indenture, dated as of April 5, 2010, by and among Paramount (formerly known as CBS Corporation), as issuer, the guarantor party thereto, and Deutsche Bank Trust Company Americas, as series trustee (as previously supplemented, amended or otherwise modified, the “2008 A&R Indenture”), (3) the indenture, dated as of April 12, 2006, by and between Paramount (as successor to Viacom Inc.), as issuer, and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (as previously supplemented, amended or otherwise modified, the “2006 Indenture”), (4) the indenture, dated as of November 16, 2017, by and among Paramount (formerly known as CBS Corporation), as issuer, the guarantor party thereto, and Deutsche Bank Trust Company Americas, as trustee (as previously supplemented, amended or otherwise modified, the “2017 Indenture”), and (5) the indenture, dated as of March 27, 2020, by and between Paramount (formerly known as ViacomCBS Inc.), as issuer, and Deutsche Bank Trust Company Americas, as trustee (as previously supplemented, amended or otherwise modified, the “2020 Indenture”). Pursuant to the Supplemental Indentures, (i) Paramount agreed to use reasonable best efforts to cause Paramount Skydance Corporation to provide a full and unconditional guarantee of each Series of Indenture Debt and (ii) Paramount Skydance Corporation provided a full and unconditional parent guarantee of Paramount’s obligations under each Series of Indenture Debt (collectively the “Parent Guarantees”).

The foregoing summary of the Supplemental Indentures is not intended to be complete and is qualified in its entirety by reference to the Supplemental Indentures, copies of which are filed as Exhibits 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.7, 4.8, 4.9 and 4.10 to this Current Report on Form 8-K and are incorporated herein by reference.

Joinder to Credit Agreement

On August 7, 2025, in connection with and substantially concurrently with the Closing, Paramount Skydance Corporation entered into that certain Joinder Agreement (the “Borrower Joinder Agreement”), by and among Paramount Skydance Corporation, Paramount and JPMorgan Chase Bank, N.A. as administrative agent (the “Administrative Agent”), pursuant to which Paramount Skydance Corporation joined the amended and restated credit agreement, dated as of January 23, 2020 (as amended or otherwise modified on or prior to the date of the Borrower Joinder Agreement, the “Credit Agreement”), by and among Paramount, the subsidiaries of Paramount designated as borrowers from time to time thereunder, the lenders named therein, the Administrative Agent, Citibank, N.A., Bank of America, N.A. and Wells Fargo Bank, National Association, as syndication agents, and Deutsche Bank Securities Inc., Goldman Sachs Bank USA, Mizuho Bank, Ltd., Morgan Stanley MUFG Loan Partners, LLC and Royal Bank of Canada, as documentation agents, as a “Borrower” thereunder.

On August 7, 2025, substantially concurrently with the Closing and upon satisfaction or waiver of certain conditions subsequent specified in amendment no. 4, dated as of August 1, 2024 (“Amendment No. 4”), to the Credit Agreement, among Paramount, the lenders party thereto and the Administrative Agent, the amendments to the Credit Agreement as specified in Amendment No. 4 have automatically been made operative, which amendments, among other things: (a) revised the provisions and related definitions regarding a Change of Control (as defined in the Credit Agreement) to reflect the ownership structure of Paramount and Paramount Skydance Corporation after giving effect to the Transactions and (b) included Paramount Skydance Corporation as a borrower and a parent guarantor under the Credit Agreement.

The Credit Agreement, which was filed as Exhibit 10.1 to Paramount’s Current Report on Form 8-K with the Securities and Exchange Commission (the “SEC”) on January 23, 2020, as amended by amendment no. 1, dated as of December 9, 2021, amendment no. 2, dated as of February 14, 2022, amendment no. 3, dated as of March 3, 2023, Amendment No. 4, and amendment no. 5, dated as of May 12, 2025, which were filed by Paramount with the SEC as Exhibit 10.1 to its Current Report on Form 8-K on December 14, 2021, Exhibit 10(hh) to its Annual Report on Form 10-K for the fiscal year ended December 31, 2021, Exhibit 10.1 to its Current Report on Form 8-K on March 9, 2023, Exhibit 10.1 to its Current Report on Form 8-K on August 7, 2024, and Exhibit 10.1 to its Current Report on Form 8-K on May 15, 2025, respectively, is incorporated by reference herein.

The foregoing summary of the Borrower Joinder Agreement is not intended to be complete and is qualified in its entirety by reference to the Borrower Joinder Agreement, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Indemnification Agreements

At the Closing, Paramount Skydance Corporation entered into an indemnification agreement with each of its directors and executive officers and certain other officers and employees (the “Indemnification Agreements”). Each Indemnification Agreement provides for indemnification and advancements by Paramount Skydance Corporation of certain expenses and costs relating to claims, suits or proceedings arising in connection with each such director’s or officer’s service to Paramount Skydance Corporation or, at Paramount Skydance Corporation’s request, service to other entities as a director or officer, in each case, to the maximum extent permitted by applicable law.

The foregoing description of the Indemnification Agreements does not purport to be complete and is qualified in its entirety by reference to the form of Indemnification Agreement, which is attached hereto as Exhibit 10.3 and is incorporated herein by reference.

Voting Agreement

At the Closing, Paramount Skydance Corporation entered into a voting agreement (the “Voting Agreement”) with NAI and certain of its subsidiaries, pursuant to which NAI and its applicable subsidiaries agreed to, among other matters, vote (or cause to be voted) all of the shares of Class A Common Stock held by them in favor of the directors that are nominated by the board of directors of Paramount Skydance Corporation (the “Board”).

The foregoing description of the Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the Voting Agreement, which is attached hereto as Exhibit 10.4 and incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

Former Paramount Governance Agreement

On August 7, 2025, immediately prior to the Closing, in accordance with the Transaction Agreement, that certain governance agreement, dated as of August 13, 2019, by and among Paramount, NAI and the other parties thereto (the “Governance Agreement”) was terminated. The Governance Agreement provided, among other things, that NAI would not take any action which would result in the board of directors or the compensation or nominating and governance committees of any Surviving Corporation (as defined therein) being comprised of less than a majority of independent directors.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On August 6, 2025, at the effective time of the Pre-Closing Paramount Merger (the “Pre-Closing Paramount Merger Effective Time”), (i) each issued and outstanding share of Class A common stock, par value $0.001 per share, of Paramount (the “Paramount Class A Common Stock”), other than any Pre-Closing Paramount Merger Cancelled Shares (as defined below), was converted into the right to receive one (1) share of Class A Common Stock, (ii) each issued and outstanding share of Class B common stock, par value $0.001 per share, of Paramount (“Paramount Class B Common Stock” and, together with the Paramount Class A Common Stock, the “Paramount Common Stock”), other than any Pre-Closing Paramount Merger Cancelled Shares, was converted into the right to receive one (1) share of Class B Common Stock and (iii) each share of Paramount Common Stock that was owned by Paramount as treasury stock and each share of Common Stock that was held directly by Paramount immediately prior to the Pre-Closing Paramount Merger Effective Time was cancelled for no consideration (collectively, the “Pre-Closing Paramount Merger Cancelled Shares”).

On August 7, 2025, at the effective time of the New Paramount Merger (the “New Paramount Merger Effective Time”), (i) each issued and outstanding share of Common Stock that was held directly or indirectly by Skydance or any wholly owned subsidiary of Skydance (collectively, the “Company Merger Cancelled Shares” and, together with the Pre-Closing Paramount Merger Cancelled Shares, the “Cancelled Shares”) were cancelled for no consideration; (ii) each issued and outstanding share of Class A Common Stock that was held by a Specified Stockholder (as defined in the Transaction Agreement) and was not a Cancelled Share remained issued and outstanding as a share of Class A Common Stock; (iii) each issued and outstanding share of Class A Common Stock (x) that was not held by a Specified Stockholder and was not a Cancelled Share and (y) with respect to which a cash election was properly made and not revoked by the holder thereof prior to the New Paramount Merger Effective Time in accordance with the requirements set forth in the Transaction Agreement, was converted into the right to receive $23.00 per share in cash, without interest (the “Class A Cash Consideration”); (iv) each issued and outstanding share of Class A Common Stock (x) that was not held by a Specified Stockholder and was not a Cancelled Share and (y) with respect to which (A) a stock election was properly made and not revoked by the holder thereof prior to the New Paramount Merger Effective Time in accordance with the requirements set forth in the Transaction Agreement or (B) neither a cash or stock election was made by the holder thereof, was converted into the right to receive 1.5333 shares of Class B Common Stock (the “Class A Stock Consideration”); (v) each issued and outstanding share of Class B Common Stock that was held by a Specified Stockholder or a PIPE Equity Investor and was not a Cancelled Share remained issued and outstanding as a share of Class B Common Stock; (vi) each issued and outstanding share of Class B Common Stock (x) that was not held by a Specified Stockholder or a PIPE Equity Investor and was not a Cancelled Share and (y) with respect to which a cash election was properly made and not revoked by the holder thereof prior to the New Paramount Merger Effective Time in accordance with the requirements set forth in the Transaction Agreement, subject to proration in accordance with the Transaction Agreement, was converted into the right to receive $15.00 per share in cash, without interest (the “Class B Cash Consideration”); and (vii) each issued and outstanding share of Class B Common Stock (x) that was not held by a Specified Stockholder or a PIPE Equity Investor and was not a Cancelled Share and (y) with respect to which (A) a stock election was properly made and not revoked by the holder thereof prior to the New Paramount Merger Effective Time in accordance with the requirements set forth in the Transaction Agreement or (B) neither a cash or stock election was made by the holder thereof remained issued and outstanding as one (1) share of Class B Common Stock (the “Class B Stock Consideration” and together with the Class A Stock Consideration, the “Stock Consideration”).

The election results with respect to the form of consideration paid in connection with the New Paramount Merger were as follows:

•

Holders of approximately 7,188,075 shares of Paramount Class A Common Stock outstanding immediately prior to the Pre-Closing Paramount Merger Effective Time elected to receive the Class A Cash Consideration;

•

Holders of approximately 228,260 shares of Paramount Class A Common Stock outstanding immediately prior to the Pre-Closing Paramount Merger Effective Time elected to receive the Class A Stock Consideration;

•

Holders of approximately 1,786,131 shares of Paramount Class A Common Stock outstanding immediately prior to the Pre-Closing Paramount Merger Effective Time that were eligible to make elections made no election, and as such received Class A Stock Consideration;

•

Holders of approximately 469,241,289 shares of Paramount Class B Common Stock outstanding immediately prior to the Pre-Closing Paramount Merger Effective Time elected to receive the Class B Cash Consideration;

•

Holders of approximately 17,059,865 shares of Paramount Class B Common Stock outstanding immediately prior to the Pre-Closing Paramount Merger Effective Time elected to receive the Class B Stock Consideration; and

•

Holders of approximately 147,330,029 shares of Paramount Class B Common Stock outstanding immediately prior to the Pre-Closing Paramount Merger Effective Time that were eligible to make elections made no election, and as such received Class B Stock Consideration.

The elections to receive the Class B Cash Consideration were oversubscribed. As a result, the elections made by holders of Paramount Class B Common Stock for the Class B Cash Consideration were subject to a proration mechanism pursuant to the Transaction Agreement, such that only 285,889,212 shares of Class B Common Stock that elected to receive the Class B Cash Consideration (or approximately 0.60925910 multiplied by the number of shares of Class B Common Stock for which a cash election was properly made as calculated in accordance with the Transaction Agreement) were converted at the New Paramount Merger Effective Time into the right to receive the Class B Cash Consideration and the balance received Class B Stock Consideration and remained issued and outstanding as shares of Class B Common Stock following the Transactions as a result. In connection with the Transactions, (i) the aggregate Class A Cash Consideration payable is $165,325,716.33 and the aggregate Class B Cash Consideration payable is $4,288,338,180.00 and (ii) an aggregate of 318,818,445 shares of Class B Common Stock are issuable as Stock Consideration to former holders of Paramount Common Stock. Following the Transactions, there will be 1,064,653,411 shares of Class B Common Stock issued and outstanding and 31,500,087 shares of Class A Common Stock issued and outstanding.

In connection with the Transactions, at the Pre-Closing Paramount Merger Effective Time (i) each stock option to purchase shares of Paramount Class B Common Stock (a “Paramount Option”) that was outstanding and unexercised immediately prior to the Pre-Closing Paramount Merger Effective Time was assumed by Paramount Skydance Corporation and converted into a stock option to purchase an equivalent number of shares of Class B Common Stock, with an exercise price per share of Class B Common Stock equal to the exercise price per share of such Paramount Option immediately prior to the Pre-Closing Paramount Merger Effective Time, with such converted option having the same terms (including vesting requirements and any applicable terms relating to accelerated vesting upon qualifying terminations of employment) as those of the corresponding Paramount Option immediately prior to the Pre-Closing Paramount Merger Effective Time, (ii) each award of restricted stock units relating to Paramount Class B Common Stock (a “Paramount RSU Award”) that was outstanding immediately prior to the Pre-Closing Paramount Merger Effective Time was assumed by Paramount Skydance Corporation and converted into an award of restricted stock units covering an equivalent number of shares of Class B Common Stock, with such converted award of restricted stock units having the same terms (including vesting requirements and any applicable terms relating to accelerated vesting upon qualifying terminations of employment) as those of the corresponding Paramount RSU

Award immediately prior to the Pre-Closing Paramount Merger Effective Time, (iii) each award of performance-based restricted stock units relating to Paramount Class B Common Stock (a “Paramount PSU Award”) that was outstanding immediately prior to the Pre-Closing Paramount Merger Effective Time was assumed by Paramount Skydance Corporation and converted into an award of restricted stock units covering an equivalent number of shares of Paramount Class B Common Stock (with performance-based vesting conditions for performance periods not completed prior to the Pre-Closing Paramount Merger Effective Time deemed satisfied at target level), with such converted award of restricted stock units having the same terms (including vesting requirements and any applicable terms relating to accelerated vesting upon qualifying terminations of employment, except that such converted award of restricted stock units are no longer subject to performance-based vesting conditions) as those of the corresponding Paramount PSU Award immediately prior to the Pre-Closing Paramount Merger Effective Time, and (iv) each notional investment unit relating to Paramount Class A or Class B Common Stock subject to a Paramount deferred compensation plan (a “Paramount Notional Unit”) that was outstanding immediately prior to the Pre-Closing Paramount Merger Effective Time was converted into a notional unit relating to an equivalent number (in the case of Class B denominated Paramount Notional Units) or equivalent value based on the exchange ratio (in the case of Class A denominated Paramount Notional Units) of shares of Class B Common Stock, with such converted notional unit having the same terms (including timing and form of payment) as those of the corresponding Paramount Notional Unit immediately prior to the Pre-Closing Paramount Merger Effective Time.

At the effective time of the Skydance Merger (the “Skydance Merger Effective Time”), each outstanding membership unit of Skydance (the “Skydance Membership Units”) (other than any Skydance Membership Unit that was held, directly or indirectly, by Paramount Skydance Corporation or Skydance) was converted into the right to receive the applicable portion, as determined in accordance with Skydance’s limited liability company agreement and set forth in the allocation statement delivered by Skydance to Paramount prior to the Closing, of 313,822,776 (after reduction in connection with certain tax withholding requirements) shares of Class B Common Stock. Each Skydance Membership Unit that was held, directly or indirectly, by Paramount Skydance Corporation or Skydance immediately prior to the Skydance Merger Effective Time remained as outstanding limited liability company interests in the Surviving Skydance Entity.

In addition, at the Skydance Merger Effective Time, each award of “Phantom Units” (as defined in the Skydance 2019 Phantom Unit Plan, as amended from time to time) and each award of phantom units issued under the phantom unit plan adopted by Skydance Sports, LLC, in each case, that was outstanding immediately prior to the Skydance Merger Effective Time was cancelled and terminated and converted into the right to receive the applicable portion of the Skydance Merger Consideration (as defined in the Transaction Agreement) as set forth in the allocation statement described above, less applicable withholding taxes.

Skydance and Paramount each became wholly owned subsidiaries of Paramount Skydance Corporation as a result of the consummation of the Transactions. Following the consummation of the Transactions, the PIPE Transaction and the NAI Transaction, (i) NAI and its subsidiaries directly hold 100% of the voting power of Paramount Skydance Corporation and approximately 3% of the outstanding shares of Class B Common Stock, (ii) the other former stockholders of Paramount directly hold approximately 30% of the outstanding shares of Class B Common Stock and no voting power of Paramount Skydance Corporation, (iii) the PIPE Equity Investors directly hold approximately 38% of the outstanding shares of Class B Common Stock and, in their capacity solely as PIPE Equity Investors and not as NAI Equity Investors, no voting power of Paramount Skydance Corporation and (iv) the former equity holders of Skydance directly hold approximately 29% of the outstanding shares of Class B Common Stock and no voting power of Paramount Skydance Corporation. Following the consummation of the Transactions, the PIPE Transaction and the NAI Transaction, entities owned and controlled by the Ellison family (including Pinnacle) hold approximately 77.5% of the voting power of Paramount Skydance Corporation indirectly through their collective approximate 77.5% ownership interest in NAI and, directly and indirectly, approximately 47% of the outstanding shares of Class B Common Stock.

The issuance of shares of Class B Common Stock in connection with the Transactions, as described above, was registered under the Securities Act pursuant to a registration statement on Form S-4 (File No. 333-282985), filed by Paramount Skydance Corporation with the SEC and declared effective on February 13, 2025. The information statement/prospectus of Paramount Skydance Corporation and Paramount (the “Information Statement/Prospectus”) included in the registration statement contains additional information about the Transactions. The description of the Common Stock set forth in the Information Statement/Prospectus is incorporated herein by reference.

The description of the Transaction Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the Transaction Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated herein by reference. This summary is not intended to modify or supplement any factual disclosures about Paramount Skydance Corporation, Paramount or Skydance, and should not be relied upon as disclosure about Paramount Skydance Corporation, Paramount or Skydance without consideration of the periodic and current reports and statements that Paramount Skydance Corporation or Paramount have filed and may file with the SEC. The terms of the Transaction Agreement govern the contractual rights and relationships, and allocate risks among the parties in relation to the transactions contemplated by the Transaction Agreement. In particular, the representations and warranties made by the parties to each other in the Transaction Agreement reflect negotiations between, and are solely for the benefit of, the parties thereto and may be limited or modified by a variety of factors, including: subsequent events, information included in public filings, disclosures made during negotiations, correspondence between the parties and disclosure schedules to the Transaction Agreement. Accordingly, the representations and warranties may not describe the actual state of affairs at the date they were made or at any other time and should not be relied on as statements of fact.

The information set forth in the Explanatory Note of this Current Report on Form 8-K is incorporated by reference into this Item 2.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As described in Item 1.01 above, on the Closing Date, Paramount Skydance Corporation entered into the Parent Guarantees to provide for a full and unconditional parent guarantee by Paramount Skydance Corporation of Paramount’s obligations with respect to each Series of Indenture Debt pursuant to the Supplemental Indentures. On the Closing Date, Paramount Skydance Corporation also entered into a guarantee agreement with U.S. Bank Trust Company, National Association, as successor to U.S. Bank National Association, as issuing and paying agent, providing for a full and unconditional parent guarantee by Paramount Skydance Corporation of Paramount’s obligations with respect to any commercial paper borrowings incurred pursuant to Paramount’s commercial paper program.

As described in Item 1.01 above, on the Closing Date, Amendment No. 4 became operative, providing for, among other things, Paramount Skydance Corporation being included as a borrower under the Credit Agreement and a full and unconditional parent guarantee by Paramount Skydance Corporation of Paramount’s obligations under the Credit Agreement.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

The information set forth in Item 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.01.

Prior to the Transactions, shares of Paramount Class A Common Stock and Paramount Class B Common Stock were registered pursuant to Section 12(b) of the Exchange Act and listed on Nasdaq. As a result of the Transactions, all shares of Paramount Class A Common Stock and Paramount Class B Common Stock were cancelled and retired and ceased to exist. Accordingly, on August 6, 2025, Paramount notified Nasdaq of its intent to remove its securities from listing on the Nasdaq and requested that Nasdaq file with the SEC an application on Form 25 for Paramount to report the delisting of its securities from Nasdaq (the “Form 25”). Trading in shares of Paramount Class A Common Stock and Paramount Class B Common Stock was halted as of the close of business on August 6, 2025 and the Form 25 will be filed on August 7, 2025. In addition, ten days following the filing of the Form 25, Paramount will file with the SEC a Form 15 with respect to certain Paramount securities requesting that the reporting obligations of Paramount under Sections 13 and 15(d) of the Exchange Act be suspended.

Item 3.02.	Unregistered Sale of Equity Securities.

Substantially concurrently with the Closing, Paramount Skydance Corporation issued the PIPE Shares and the Warrants in the PIPE Transaction. The information set forth in the Explanatory Note and Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02. Neither the shares of Common Stock that were issued to NAI and its applicable subsidiaries in connection with the Transactions, the shares of Class B Common Stock that were issued in connection with the PIPE Transaction, nor the Warrants or the shares of Class B Common Stock underlying the Warrants were registered under the Securities Act, in each case, in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act promulgated thereunder.

Item 3.03.	Material Modification to Rights of Security Holders.

The information set forth in the Explanatory Note and Items 1.01, 2.01, 5.01 and 5.03 of this Current Report on Form 8-K is incorporated by reference into this Item 3.03.

Item 5.01.	Changes in Control of Registrant.

Paramount Skydance Corporation was formed as a wholly owned subsidiary of Paramount. As of the Closing, the shares of Common Stock are now held by the former holders of Paramount Common Stock, the former Skydance equity holders and the PIPE Equity Investors. Pursuant to the Transaction Agreement, at the Pre-Closing Paramount Merger Effective Time, all shares of Common Stock owned by Paramount were automatically cancelled for no consideration.

The information set forth in the Explanatory Note and Items 2.01, 5.02 and 5.03 of this Current Report on Form 8-K is incorporated by reference into this Item 5.01.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in the Explanatory Note and Items 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.02.

Appointment of Directors

On August 1, 2025, the Board approved an increase in the size of the Board from three to ten effective as of the Closing. Effective as of the Closing, the following individuals were appointed to serve on the Board:

•	David Ellison

•	Jeffrey Shell

•	Gerald Cardinale

•	Andrew Brandon-Gordon

•	Paul Marinelli

•	Safra Catz

•	John L. Thornton

•	Barbara Byrne

•	Justin Hamill

•	Sherry Lansing

Each of the foregoing directors was appointed to the Board in accordance with the Transaction Agreement and supersede the incumbent Board, which had consisted of Caryn K. Groce, Katherine Gill-Charest and Andrew Warren. Caryn K. Groce, Katherine Gill-Charest and Andrew Warren each tendered their resignation from the Board on and effective as of the Closing. Biographical information for each of Paramount Skydance Corporation’s directors is set forth below:

Name	Age	Biographical Information
David Ellison	42	David Ellison is the Chief Executive Officer of Paramount Skydance Corporation. Prior to becoming Chief Executive Officer of Paramount Skydance Corporation, Mr. Ellison served as founder and Chief Executive Officer of Skydance since 2010. Mr. Ellison is also on the board of advisors of the Ellison Institute, LLC. Paramount Skydance Corporation believes Mr. Ellison is qualified to serve as a member of its board of directors because of his significant experience in the entertainment and media industry and deep knowledge of Skydance’s business as founder and Chief Executive Officer of Skydance.

Jeffrey Shell	59	Jeffrey Shell is the President of Paramount Skydance Corporation. Prior to becoming President of Paramount Skydance Corporation, Mr. Shell served as Chairman of RedBird Sports & Media since February 2024. Mr. Shell served as Chief Executive Officer of NBCUniversal from 2020 to 2023 and as Chairman of NBCUniversal Film and Entertainment from 2019 to 2020. Prior to that, Mr. Shell served as Chairman of Universal Filmed Entertainment Group (“UFEG”) beginning in 2013 and, prior to joining UFEG, as Chairman of NBCUniversal International. Prior to joining NBCUniversal, Mr. Shell served as President of Comcast Programming Group for six years and, previously, as Chief Executive Officer of Gemstar TV Guide International and President of FOX Cable Networks Group. Paramount Skydance Corporation believes Mr. Shell is qualified to serve as a member of its board of directors because of his extensive experience serving in executive leadership roles at entertainment and media companies.

Gerald Cardinale	58	Gerald Cardinale is the founder of RedBird Capital Partners LLC (“RedBird Capital”) and has served as its Managing Partner and Chief Investment Officer since 2014. Prior to founding RedBird Capital, Mr. Cardinale spent over 20 years at Goldman Sachs where he was a Partner from 2004 to 2012. Paramount Skydance Corporation believes Mr. Cardinale is qualified to serve as a member of its board of directors because of his extensive investment and management experience specifically in the sports, media and entertainment industries and his extensive experience serving in a role as director.

Andrew Brandon-Gordon	61	Andrew Brandon-Gordon is the Chief Strategy Officer and Chief Operating Officer of Paramount Skydance Corporation. Prior to becoming Chief Strategy Officer and Chief Operating Officer of Paramount Skydance Corporation, Mr. Gordon served as a Partner of RedBird Capital since 2020, where he led the firm’s Technology, Media & Telecom investment vertical and its capital markets activities. Mr. Gordon previously served as the Global Chairman of Investment Banking Services, Head of the West Region, Global Head of Media and Telecommunications for the Technology, Media and Telecom Group and Co-Head of the One Goldman Sachs Family Office of Goldman Sachs where he was employed from 1986 to 2020, and as a Partner of Goldman Sachs from 1998 until his retirement in 2020. Paramount Skydance Corporation believes Mr. Gordon is qualified to serve as a member of its board of directors because of his extensive management experience specifically in the sports, media, entertainment and financial services industries, his 35 years of investment banking experience and his extensive experience serving in a role as director.

Paul Marinelli	58	Paul Marinelli has served as President of Lawrence Investments, LLC, an investment firm owned by Lawrence J. Ellison, since 2015, and as Vice President from 2004 to 2015. From 1994 to 2004, he held various corporate development and finance positions at Cadence Design Systems, Inc. (NASDAQ: CDNS), an electronic design automation software and services company, PricewaterhouseCoopers, a global professional services firm, and Emcon Services, Inc., an environmental engineering firm. Mr. Marinelli serves or has served as a director of several companies, including Skydance, a production and finance company, Imagene AI Ltd., a precision oncology company using artificial intelligence to support personalized cancer

		treatment, Sensei Farms, a sustainable agriculture and innovative farming company, Autonomous Medical Devices Inc., a medical diagnostics company, and LeapFrog Enterprises (NYSE: LF), a developer of educational entertainment for children. Paramount Skydance Corporation believes that Mr. Marinelli is qualified to serve as a member of its board of directors because of his extensive experience in finance and business development.

Safra Catz	63	Safra Catz has been the Chief Executive Officer of Oracle Corporation (NYSE: ORCL) since 2014 and has served as a member of Oracle’s board of directors since 2001. At Oracle, Ms. Catz previously served as President, Chief Financial Officer, Executive Vice President, and Senior Vice President. Ms Catz also previously served on the board of directors of The Walt Disney Company (NYSE: DIS) from 2018 to 2024. Prior to joining Oracle, Ms. Catz developed deep technology industry experience as a managing director with the investment banking firm Donaldson, Lufkin & Jenrette covering the technology industry. Paramount Skydance Corporation believes Ms. Catz is qualified to serve as a member of its board of directors because of her extensive experience serving as an executive and director of large, complex global organizations and her valuable insight regarding the technology industry generally.

John L. Thornton	71

John L. Thornton has served as Chairman of RedBird Capital Partners L.P. since August 2023. Mr. Thornton is also Chairman of Barrick Mining Corporation and non-executive Chairman of PineBridge Investments, a global asset manager. Mr. Thornton also serves as lead independent director on the boards of Ford Motor Company and Lenovo Group Limited.

Mr. Thornton is a professor and director of Tsinghua University’s Global Leadership Program, and an advisory board member of Tsinghua’s School of Economics and Management and its School of Public Policy and Management. Mr. Thornton is co-chair of the Asia Society, chairman emeritus of the Brookings Institution in Washington, D.C., and is also on the advisory boards or board of trustees of African Leadership Academy, China Investment Corporation (CIC), China Securities Regulatory Commission, King Abdullah University of Science and Technology, McKinsey Advisory Council and Schwarzman Scholars.

Mr. Thornton joined Goldman Sachs in 1980 and retired as president and director of The Goldman Sachs Group, Inc. in 2003. He also previously served as chairman of Goldman Sachs Asia and as co-chief executive of Goldman Sachs International, overseeing the firm’s business in Europe, the Middle East, and Africa.

Mr. Thornton has also served as a director on the boards of BSkyB, China Unicom, DirecTV, HSBC, ICBC, IMG, Intel and News Corp. Paramount Skydance Corporation believes Mr. Thornton is qualified to serve as a member of its board of directors because of his extensive investment and management experience and his extensive experience serving in a role as director.

Barbara Byrne	70	Barbara Byrne is the former Vice Chairman of Investment Banking at Barclays PLC and has been a member of the Paramount board since 2018. Ms. Byrne has served as a director of LanzaTech NZ, Inc. (NASDAQ: LNZA) since 2023 and of Carta, Inc. and PowerSchool Holdings, Inc. since 2021. Ms. Byrne previously served as a director of Hennessy Capital Investment Corp. V and Slam Corp. Ms. Byrne also serves as a Lifetime Member of the Council of Foreign Relations, a Trustee of the Institute of International Education, a member of the Investment Committee of Catalyst and a member of the Audit Committee Leadership Network. During her more than 40 years of financial services experience, Ms. Byrne served as team leader for some of Barclays’ most important multinational corporate clients and was

		the primary architect of several of Barclays’ marquee transactions. Widely recognized as a leading investment banker and strategic advisor, she is a member of various industry councils and participates as a forum leader on strategic issues and trends facing the financial services sector and global markets. Ms. Byrne has also gained deep experience in audit committee effectiveness and leadership, expertise in risk oversight, and thought leadership in finance through her participation on the boards and investment committees of various non-profit organizations. With this experience, Ms. Byrne brings to the Board important business and financial expertise in its deliberations on complex transactions, risk management, strategy and other financial matters. Paramount Skydance Corporation believes Ms. Byrne is qualified to serve as a member of its board of directors because of her more than 40 years of financial services experience and extensive business and financial expertise in complex transactions, risk management, strategy and other financial matters.

Justin Hamill	47	Justin Hamill is a Managing Director and the Chief Legal Officer at Silver Lake, a leading global technology investment firm. Prior to joining Silver Lake, Mr. Hamill served as Global Chair of M&A at Latham & Watkins LLP, a leading global law firm, where he advised public and private companies, investment funds, and financial institutions in negotiated and contested M&A transactions, leveraged buyouts, joint ventures, public and private investments, and restructurings. Paramount Skydance Corporation believes Mr. Hamill is qualified to serve as a member of its board of directors because of his significant knowledge and expertise in advising public companies and their board rooms gained over years of representing clients in high-stakes transactions.

Sherry Lansing	81	Sherry Lansing currently serves as Chairman of the board of directors of Universal Music Group. Ms. Lansing spent almost 30 years in the motion picture business, playing a key role in the production, marketing, and distribution of more than 200 films, including Academy Award winners Forrest Gump, Braveheart, and Titanic. In 1980, Ms. Lansing became the first woman to head a major film studio when she was appointed President of 20th Century Fox. Later, as an independent producer, Ms. Lansing was responsible for successful films such as Fatal Attraction, The Accused, School Ties, Indecent Proposal, and Black Rain. Returning to the executive ranks in 1992, she was named Chairman and CEO of Paramount Pictures and began an unprecedented tenure in that role that lasted more than 12 years (1992-2005). As a dedicated philanthropist, Ms. Lansing founded the Sherry Lansing Foundation, where she acts as Chief Executive Officer, in 2005, supporting vital initiatives that support cancer research, health, public education, and encore career opportunities. Paramount Skydance Corporation believes Ms. Lansing is qualified to serve as a member of its board of directors because of her knowledge of Paramount’s studio and extensive experience in creative, executive and leadership roles, including as a director, at entertainment, media and content production companies.

In accordance with the Amended and Restated Certificate of Incorporation of Paramount Skydance Corporation, (i) David Ellison, Andrew Brandon-Gordon, Paul Marinelli and Safra Catz were nominated as director nominees of Ellison (as defined in the Amended and Restated Certificate of Incorporation of Paramount Skydance Corporation), and (ii) Gerald Cardinale and John L. Thornton were nominated as director nominees of RedBird (as defined in the Amended and Restated Certificate of Incorporation of Paramount Skydance Corporation). In accordance with the Amended and Restated Certificate of Incorporation of Paramount Skydance Corporation, David Ellison and Paul Marinelli were designated an “Ellison Designee” (as defined in the Amended and Restated Certificate of Incorporation of Paramount Skydance Corporation) and will each have a number of votes on any matter presented to the Board or any committee thereof equal to one more than the total number of directors on the Board or committee thereof, as applicable.

Effective as of the Closing and in accordance with the Transaction Agreement, David Ellison was elected as the Chair of the Board.

The Board has affirmatively determined that three of the ten current directors (Barbara Byrne, Justin Hamill, and Sherry Lansing), each a member of the Audit Committee, are independent within the meaning of Nasdaq independence standards and applicable SEC rules for the Committees on which they serve.

Committee Appointments

Effective as of the Closing, the following members of the Board were designated and appointed to the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, respectively, of the Board:

Audit Committee

Barbara Byrne (Chair)

Justin Hamill

Sherry Lansing

Compensation Committee

Gerald Cardinale (Chair)

Safra Catz

Justin Hamill

Nominating and Governance Committee

Sherry Lansing (Chair)

Barbara Byrne

Paul Marinelli

John L. Thornton

Director RSUs

In connection with their appointment to the Board, on August 7, 2025, the Board approved the grant of awards of restricted stock units covering 25,000 shares of Class B Common Stock under the 2025 Plan (as defined below) to each of Messrs. Cardinale, Hamill, Marinelli, and Thornton and Mses. Byrne, Catz and Lansing (the “Director RSUs”).

Each award of Director RSUs vests in full on the earlier of (i) the first anniversary of the grant date or (ii) the date of the next annual meeting of Paramount Skydance Corporation’s stockholders, subject to the applicable director’s continued service on the Board through the applicable vesting date. The Director RSUs will vest in full (to the extent then-unvested) in the event of a change in control of Paramount Skydance Corporation (as defined in the 2025 Plan), subject to the applicable director’s continued service as a member of the Board until immediately prior to the consummation of the change in control.

The foregoing description of the Director RSUs is qualified in its entirety by the full text of the restricted stock unit award agreement for directors, a copy of which is attached as Exhibit 10.5 to this Form 8-K and is incorporated herein by reference.

Appointment of Executive Officers

On the date of the Closing, and effective as of the Closing, the Board appointed the following new executive officers of Paramount Skydance Corporation:

Name	Title
David Ellison	Chief Executive Officer

Jeffrey Shell	President

Andrew Warren	Interim Chief Financial Officer

Andrew Brandon-Gordon	Chief Strategy Officer and Chief Operating Officer

There are no family relationships between any director, executive officer, or person nominated or chosen by Paramount Skydance Corporation to become a director or executive officer.

Biographical information for Mr. Warren, age 58, is included in Paramount’s Current Report on Form 8-K filed with the SEC on June 9, 2025 and incorporated herein by reference.

Each of the foregoing director and officer appointments was made consistent with the Transaction Agreement. Certain disclosure with respect to transactions between Messrs. Brandon-Gordon, Cardinale, Ellison and Shell and Paramount, prior to the consummation of the Transactions, were provided in the Information Statement/Prospectus under the header “Certain Relationships and Related Party Transactions”, which disclosure is incorporated herein by reference. In addition, following the consummation of the Transactions and the business combination between Paramount and Skydance, certain transactions involving the Ellisons and Skydance existing prior to the consummation of the Transactions will become related party transactions with respect to the Paramount Skydance Corporation combined business. For example, in the year ended December 31, 2024, and in the period from January 1, 2025, to the date hereof, there was approximately $2.5 million and $2.8 million, respectively, payable to Oracle Corporation by Skydance for cloud PaaS and IaaS products. Mr. Ellison’s father is the founder, Chairman and a major stockholder of Oracle Corporation. Additionally, in the year ended December 31, 2024, and in the period from January 1, 2025, to the date hereof, there was approximately $4.8 million and $12.0 million, respectively, payable to SM Campus, LLC by Skydance pursuant to a lease agreement dated as of June 12, 2024, by and between SM Campus, LLC and Skydance for Skydance’s corporate headquarters in Santa Monica, California, that expires in 2034. SM Campus, LLC is an entity owned and controlled by Mr. Ellison’s father. Finally, in the year ended December 31, 2024, and in the period from January 1, 2025, to the date hereof, there was approximately $127 thousand and $17 thousand, respectively payable, in the aggregate to Wing and a Prayer, Incorporated and Glass Aviation, Inc. for chartered aircraft services pursuant to a Non-Exclusive Aircraft Dry Lease Agreement, dated as of June 6, 2023, by and between Wing and a Prayer, Incorporated and Skydance Productions, LLC and a Pilot Services Agreement, dated as of June 6, 2023, by and between Glass Aviation, Inc. and Skydance Productions, LLC. Wing and a Prayer, Incorporated is owned and controlled by Mr. Ellison’s father. Glass Aviation, Inc. is owned and controlled by Mr. Ellison, and Mr. Ellison is also the CEO of Glass Aviation, Inc. Other than the foregoing and the Transaction Agreement, there are no relationships required to be disclosed pursuant to Item 404(a) of Regulation S-K with respect to the foregoing appointments.

Employment Letter Agreements with David Ellison, Jeffrey Shell and Andrew Brandon-Gordon

On August 7, 2025, Paramount Skydance Corporation entered into employment letter agreements (each, a “Letter Agreement”) with each of Mr. Ellison, its Chief Executive Officer, Mr. Shell, its President, and Mr. Brandon-Gordon, its Chief Strategy Officer and Chief Operating Officer (each, an “executive”). Each Letter Agreement provides for an initial five-year employment term commencing August 7, 2025.

Pursuant to the Letter Agreements, Messrs. Ellison, Shell and Brandon-Gordon are entitled to (i) an annual base salary of no less than $3,500,000, $3,500,000 and $2,800,000, respectively; (ii) an annual bonus (the “Bonus”) targeted at $1,500,000, $1,500,000 and $1,200,000, respectively; and (iii) for Mr. Ellison, company-paid personal security services. In addition, pursuant to their respective Letter Agreements, on August 7, 2025, each of Messrs. Ellison, Shell and Brandon-Gordon was granted an award of restricted stock units under the 2025 Plan covering 5,000,000, 5,000,000 and 4,000,000 shares of the Class B Common Stock, respectively (“Sign-on RSUs”). The Sign-on RSUs vest in equal quarterly installments over a five (5) year period, subject to the applicable executive’s continued employment with Paramount Skydance Corporation through the applicable vesting date, and will vest in full upon a change in control of Paramount Skydance Corporation (as defined in the 2025 Plan).

The Letter Agreements provide that, if the applicable executive’s employment is terminated by Paramount Skydance Corporation without “cause” (other than due to his death or disability) or by the executive for “good reason” (each as defined in the respective Letter Agreement) (each, a “qualifying termination”), then, subject to his timely execution and non-revocation of a release of claims and continued compliance with applicable restrictive covenants, he will be entitled to receive:

•

an amount in cash equal to two times’ the sum of his then-current base salary and target Bonus, payable in substantially equal installments in accordance with Paramount Skydance Corporation’s regular payroll practices for twenty-four (24) months following the date of termination;

•	any earned, unpaid Bonus for the fiscal year ending immediately prior the fiscal year in which the date of termination occurs;

•

accelerated vesting of a number of the executive’s Sign-on RSUs that would have otherwise vested through the twenty-four (24)-month anniversary of the date of termination (had the executive’s employment not terminated); and

•	company-subsidized health and dental benefit coverage for up to twenty-four (24) months following the date of termination.

Each Letter Agreement provides that if, at the time of the executive’s qualifying termination, there is in effect a severance plan for which the applicable executive is eligible that provides for more favorable severance payments and benefits than those set forth in the executive’s Letter Agreement, then the executive’s severance amounts will be automatically adjusted to those amounts.

If the applicable executive’s employment terminates due to the expiration of the term of his Letter Agreement, then, subject to his timely execution and non-revocation of a release, he will be entitled to receive a pro-rata Bonus for the fiscal year of termination, based on actual performance results for such year.

In addition, pursuant to their respective Letter Agreements, (i) any incentive-based compensation provided to the executives is subject to recovery by Paramount Skydance Corporation in the event of a restatement of the financial statements of Paramount Skydance Corporation or applicable business unit on which the calculation or determination of the incentive-based compensation was based; and (ii) the executives are subject to certain non-competition, non-solicitation, non-interference, confidentiality, non-disclosure and other restrictive covenants.

To the extent that any payment or benefit received by an executive pursuant to his Letter Agreement or otherwise would constitute “parachute payments” within the meaning of Internal Revenue Code Section 280G, such payments and/or benefits will be subject to a “best pay cap” reduction if such reduction would result in a greater net after-tax benefit to the applicable executive than receiving the full amount of such payments.

The foregoing description of the Letter Agreements and Sign-on RSUs is qualified in its entirety by the full text of the Letter Agreements and form of restricted stock unit award agreement for employees, copies of which are attached as Exhibits 10.6, 10.7, 10.8, and 10.9 to this Form 8-K and are incorporated herein by reference.

Assumption of Paramount Equity Plans

Pursuant to the Transaction Agreement and at the Pre-Closing Paramount Merger Effective Time, Paramount Skydance Corporation assumed the following equity incentive plans (collectively, the “Assumed Plans”): (i) the Paramount Global Amended and Restated Long-Term Incentive Plan, (ii) the Viacom Inc. 2016 Long-Term Management Incentive Plan, (iii) the Viacom Inc. 2006 RSU Plan for Outside Directors, (iv) the Viacom Inc. 2011 RSU Plan for Outside Directors and (v) the Paramount Global Amended and Restated Equity Plan for Outside Directors. As of the Pre-Closing Paramount Merger Effective Time, all references to Paramount or its predecessors or to Paramount Class B Common Stock in the Assumed Plans were deemed to be automatically amended to be references to Paramount Skydance Corporation and the Class B Common Stock, respectively, except where the context clearly dictates otherwise.

Adoption of the 2025 Plan

In connection with the Transactions, the Board adopted and our sole stockholder approved the Paramount Skydance Corporation 2025 Incentive Award Plan (the “2025 Plan”), which became effective upon the closing of the Transactions. The material features of the 2025 Plan are described below.

Awards; Participants. The 2025 Plan provides for the grant of stock options, including incentive stock options and nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalents, and other stock or cash based awards, to our eligible employees, consultants and non-employee members of the Board, and to employees and consultants of our subsidiaries. All awards under the 2025 Plan will be evidenced by award agreements which specify the terms and conditions of the awards, including any applicable vesting, payment and forfeiture terms and conditions.

Share Reserve. The aggregate number of shares of the Class B Common Stock that may be issued pursuant to awards granted under the 2025 Plan is the sum of (a) 100,000,000 shares, (b) any shares which remain available for issuance under the Paramount Global Amended and Restated Long-Term Incentive Plan as of the effective date of the 2025 Plan and (c) any shares which are subject to awards outstanding under the Assumed Plans as of the effective date of the 2025 Plan which subsequently become available for issuance under the 2025 Plan (the “Prior Plan Awards”), for a total of 130,542,959 shares. The maximum aggregate number of shares that may be issued pursuant to the exercise of incentive stock options granted under the 2025 Plan is 250,000,000 shares.

If an award or a Prior Plan Award expires, lapses or is terminated, exchanged for or settled in cash, surrendered, repurchased or canceled without having been fully exercised/settled or forfeited, in any case, in a manner that results in the Company acquiring shares covered by the award or Prior Plan Award (at a price no greater than the price paid by the participant for such shares) or that results in the Company not issuing shares under the award or Prior Plan Award, any unused shares subject to the award or Prior Plan Award will become or again be available for new grants under the 2025 Plan. In addition, shares delivered or retained from the applicable award or Prior Plan Award to satisfy the applicable exercise or purchase price of the award or Prior Plan Award and/or to satisfy any applicable tax withholding obligation with respect to the award or Prior Plan Award will become or again be available for award grants under the 2025 Plan. The payment of dividend equivalents in cash will not count against the overall share limit. Shares of Class B Common Stock that are (i) subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right on exercise or (ii) purchased on the open market with the cash proceeds from the exercise of options may not be used again for new grants of awards.

Limitations on Director Awards. The 2025 Plan provides that the sum of any cash or other compensation and the value of awards that may be granted to any non-employee director as compensation for services as a non-employee director during any fiscal year may not exceed $1,000,000.

Change in Control. In the event that a change in control of the Company (as defined in the 2025 Plan) occurs and outstanding awards are not assumed, substituted, converted or replaced with awards of substantially the same value as, and vesting terms that are no less favorable than those applicable to, the underlying awards as of immediately prior to the change in control, and provided the participant has not had a termination of service, such awards will become fully vested, exercisable and/or payable (as applicable) immediately prior to the change in control, with performance goals deemed attained at such level(s) as provided in the applicable award agreement, and each such award will terminate upon the change in control in exchange for the right to receive the change in control consideration payable to other holders of Paramount Skydance Corporation’s common stock (net of any applicable exercise price).

No Repricing; Transferability; Clawback; Termination. Except in connection with certain corporate transactions, Paramount Skydance Corporation may not, without the approval of Paramount Skydance Corporation’s stockholders, reduce the per-share exercise price of any outstanding option or SAR or cancel outstanding options or SARs in exchange for cash, other awards or options or SARs with an exercise price per share less than the exercise price per share of the original options or SARs. Awards under the 2025 Plan are generally non-transferable, and stock options and SARs are generally exercisable only by the participant. All awards granted under the 2025 Plan (including any proceeds, gains or other economic benefits received in connection with such awards) will be subject to the Paramount Skydance Corporation’s Clawback Policy and any other compensation recovery policy that may be implemented by Paramount Skydance Corporation. The 2025 Plan will terminate on the tenth anniversary of the date it became effective, unless earlier terminated, and generally may be amended by the Board at any time, subject to stockholder consent to the extent required by applicable law.

The foregoing description of the 2025 Plan is qualified in its entirety to by the full text of the 2025 Plan, a copy of which is attached as Exhibit 10.10 to this Form 8-K and is incorporated herein by reference.

Director Compensation Program

In connection with the Transaction, the Board adopted the Paramount Skydance Corporation Non-Employee Director Compensation Program (the “Director Compensation Program”), which became effective as of the Closing, pursuant to which non-employee directors of the Board who are designated by the Board as participants in the Director Compensation Program are eligible to receive equity compensation for their services on the Board. The material terms of the Director Compensation Program are summarized below.

Annual Awards. Each non-employee director who is serving on the Board as of the date of any annual meeting of Paramount Skydance Corporation’s stockholders that occurs after Closing and will continue to serve as a non-employee director immediately following such annual meeting will automatically be granted an award of restricted stock units covering a number of shares of Class B Common Stock equal to (i) $375,000, divided by (ii) the closing price for a share of Class B Common Stock on the applicable grant date, rounded down to the nearest whole restricted stock unit (an “Annual Award”). Each Annual Award will vest in full on the earlier of the first anniversary of the applicable grant date and the date of the next annual meeting of Paramount Skydance Corporation’s stockholders following the grant date, subject to the applicable non-employee director’s continued service on the Board through the applicable vesting date.

Pro-Rated Annual Awards. Each non-employee director who is initially appointed or elected to serve on the Board after the Closing Date, other than on the date of an annual meeting of Paramount Skydance Corporation’s stockholders, will automatically be granted a pro-rated Annual Award (a “Pro- Rated Annual Award”) covering a number of restricted stock units equal to (i) $375,000, divided by (ii) the closing price for a share of Class B Common Stock on the applicable grant date, multiplied by (iii) a fraction, (A) the numerator of which equals 365 minus the number of days (capped at 365) elapsed from the immediately preceding annual meeting date (or Closing Date, if there was no preceding annual meeting) through the date on which such non-employee director was appointed or elected to serve on the Board, and (B) the denominator of which equals 365, rounded down to the nearest whole restricted stock unit. Each Pro-Rated Annual Award will vest in full on the earlier of the first anniversary of the applicable grant date and the date of the next annual meeting of Paramount Skydance Corporation’s stockholders following the grant date, subject to the applicable non-employee director’s continued service on the Board through the applicable vesting date.

Acceleration. Annual Awards and Pro-Rated Annual Awards granted under the Director Compensation Program will vest in full (i) immediately prior to a change in control of Paramount Skydance Corporation (as defined in the 2025 Plan or any successor plan), subject to the applicable non-employee director’s continued service on the Board through immediately prior to such change in control, or (ii) upon a termination of the applicable non-employee director’s continued service on the Board by reason of his or her death or by Paramount Skydance Corporation due to his or her disability.

Compensation under the Director Compensation Program will be subject to the annual limits on non-employee director compensation set forth in the 2025 Plan (or any successor plan).

The foregoing description is qualified in its entirety by the full text of the Director Compensation Program, a copy of which is attached as Exhibit 10.11 to this Form 8-K and is incorporated herein by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 7, 2025, in connection with the Closing and pursuant to the Transaction Agreement, Paramount Skydance Corporation amended and restated its Certificate of Incorporation and its Bylaws in their entirety to reflect the changes contemplated by the Transaction Agreement, described in the Information Statement/Prospectus, including to change its name from “New Pluto Global, Inc.” to “Paramount Skydance Corporation”. The Amended and Restated Certificate of Incorporation of Paramount Skydance Corporation and the Amended and Restated Bylaws of Paramount Skydance Corporation are attached to this report as Exhibits 3.1 and 3.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 5.05.	Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On the date of the Closing, Paramount Skydance Corporation adopted a code of conduct that applies to its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions and that relates to elements of the code of ethics definition enumerated in Item 406(b) of Regulation S-K, a copy of which is available on Paramount Skydance Corporation’s website at ir.paramount.com. The information on Paramount Skydance Corporation’s website does not constitute part of this Current Report on Form 8-K and is not incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On August 7, 2025, Paramount and Skydance issued a press release in connection with the consummation of the Transactions. A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K.

The information included in this Item 7.01 of this Current Report, including Exhibit 99.1 attached hereto, is being furnished. As such, the information (including Exhibit 99.1) contained herein shall not be deemed to be “filed” for the purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section, nor shall it be incorporated by reference into a filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

The financial information required by this Item 9.01 is not being filed herewith. It will be filed not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(b) Pro Forma Financial Information.

The financial information required by this Item 9.01 is not being filed herewith. It will be filed not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(c) Exhibits.

Exhibit Number	Description of Exhibit

2.1+	Transaction Agreement, dated as of July 7, 2024, by and among Skydance Media, LLC, Paramount Global, New Pluto Global, Inc. (currently known as “Paramount Skydance Corporation”), Pluto Merger Sub, Inc., Pluto Merger Sub II, Inc., Sparrow Merger Sub, LLC and the Upstream Blocker Holders signatory thereto (incorporated by reference to Annex A to the Information Statement/Prospectus on Form S-4 of Paramount Skydance Corporation effective February 13, 2025) (File No. 333-282985).

3.1	Amended and Restated Certificate of Incorporation of Paramount Skydance Corporation, effective as of August 7, 2025.

3.2	Amended and Restated Bylaws of Paramount Skydance Corporation, effective as of August 7, 2025.

3.3§	Warrant Agreement, dated as of August 7, 2025, by and among Paramount Skydance Corporation, Pinnacle Media Ventures, LLC, Pinnacle Media Ventures II, LLC, Pinnacle Media Ventures III, LLC and RB Tentpole Holdings LP.

4.1	Eighth Supplemental Indenture, dated as of August 7, 2025, to the 1995 Indenture, by and between Paramount and Deutsche Bank Trust Company Americas.

4.2	Ninth Supplemental Indenture, dated as of August 7, 2025, to the 1995 Indenture, by and among Paramount Skydance Corporation, Paramount and Deutsche Bank Trust Company Americas.

4.3	Twenty-Second Supplemental Indenture, dated as of August 7, 2025, to the 2006 Indenture, by and between Paramount and The Bank of New York Mellon.

4.4	Twenty-Third Supplemental Indenture, dated as of August 7, 2025, to the 2006 Indenture, by and among Paramount Skydance Corporation, Paramount and The Bank of New York Mellon.

4.5	Second Supplemental Indenture, dated as of August 7, 2025, to the 2008 A&R Indenture, by and among Paramount, The Bank of New York Mellon and Deutsche Bank Trust Company Americas.

4.6	Third Supplemental Indenture, dated as of August 7, 2025, to the 2008 A&R Indenture, by and among Paramount Skydance Corporation, Paramount, The Bank of New York Mellon and Deutsche Bank Trust Company Americas.

4.7	First Supplemental Indenture, dated as of August 7, 2025, to the 2017 Indenture, by and between Paramount and Deutsche Bank Trust Company Americas.

4.8	Second Supplemental Indenture, dated as of August 7, 2025, to the 2017 Indenture, by and among Paramount Skydance Corporation, Paramount and Deutsche Bank Trust Company Americas.

4.9	First Supplemental Indenture, dated as of August 7, 2025, to the 2020 Indenture, by and between Paramount and Deutsche Bank Trust Company Americas.

4.10	Second Supplemental Indenture, dated as of August 7, 2025, to the 2020 Indenture, by and among Paramount Skydance Corporation, Paramount and Deutsche Bank Trust Company Americas.

10.1§	Registration Rights Agreement, dated as of August 7, 2025, by and among Paramount Skydance Corporation, National Amusements, Inc. (to be renamed Harbor Lights Entertainment, Inc.) and the other Holders party thereto.

10.2	Borrower Joinder Agreement, dated as of August 7, 2025, by and among, Paramount Skydance Corporation, Paramount Global and JPMorgan Chase Bank, N.A. as administrative agent.

10.3	Form of Indemnification Agreement incorporated by reference to Exhibit 10.4 of the Information Statement/Prospectus on Form S-4 of Paramount Skydance Corporation effective February 13, 2025) (File No. 333-282985).

10.4§	Voting Agreement, dated as of August 7, 2025, by and among Paramount Skydance Corporation, National Amusements, Inc. (to be renamed Harbor Lights Entertainment, Inc.) and the other parties listed therein.

10.5#	Form of Director Restricted Stock Unit Award Agreement.

10.6#	Form of Employee Restricted Stock Unit Award Agreement.

10.7#+	Employment Agreement, dated as of August 7, 2025, by and among Paramount Skydance Corporation, Paramount and Andrew Brandon-Gordon.

10.8#+	Employment Agreement, dated as of August 7, 2025, by and among Paramount Skydance Corporation, Skydance Productions, LLC and David Ellison.

10.9#+	Employment Agreement, dated as of August 7, 2025, by and among Paramount Skydance Corporation, Paramount and Jeffrey Shell.

10.10#	Paramount Skydance Corporation 2025 Incentive Award Plan.

10.11#	Paramount Skydance Corporation Non-Employee Director Compensation Program.

99.1	Press Release, dated August 7, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

+	Certain schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant undertakes to furnish supplemental copies of any of the omitted schedules upon request by the SEC.
§	Certain portions of this exhibit (indicated by “[***]”) have been redacted pursuant to Item 601(a)(6) of Regulation S-K.
#	Indicates a management contract or compensatory plan or arrangement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARAMOUNT SKYDANCE CORPORATION

By:	/s/ David Ellison
Name:	David Ellison
Title:	Chief Executive Officer

Date: August 7, 2025